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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
V.I. Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-62925, 333-62927, 333-58601, 333-87625, 333-87627, 333-94427,
333-75486 and 333-75484), of V.I. Technologies, Inc. of our report dated January 21, 2002 relating to the consolidated balance sheets of V.I. Technologies, Inc. as of December 29, 2001 and December 30, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 29, 2001, which report appears in the December 29, 2001 annual report on Form 10-K/A of V.I. Technologies, Inc.



Boston, Massachusetts
February 18, 2003